Exhibit 99.1

Evercore Partners Names Robert B. Walsh as New Chief Financial Officer

New York, NY – June 6, 2007 – Evercore Partners (NYSE: EVR) announced today that it has named Robert B. Walsh, currently a Senior Partner at Deloitte & Touche LLP (“Deloitte”), as Chief Financial Officer, Senior Managing Director and Executive Vice President, effective immediately. He succeeds David E. Wezdenko, who is leaving Evercore. Mr. Wezdenko confirmed that he does not have any disagreement with Evercore on any matter relating to operations, policies or practices. He will remain at Evercore for several months, working with Mr. Walsh to ensure an orderly transition.

“We are delighted to welcome Bob to our management team,” said Austin Beutner, President and Co-Chief Executive Officer, Evercore Partners. “His financial expertise and decades of experience at Deloitte advising leading global financial services firms on sophisticated financial matters make Bob well qualified to lead Evercore’s finance organization as we enter our next phase of growth.”

Mr. Beutner added: “We are grateful to Dave for his contributions surrounding our successful initial public offering and accomplishments during our first year as a public company.”

Mr. Walsh has served in a number of executive management roles at Deloitte since he joined the firm in 1979. As the lead partner for his clients, Mr. Walsh oversees Deloitte’s services around the globe. Among his current responsibilities, he manages Deloitte’s relationships with The Blackstone Group and Cantor Fitzgerald. He also previously oversaw the firm’s relationship with Morgan Stanley.

Additionally, at Deloitte, Mr. Walsh is Deputy Managing Partner for Audit and Enterprise Risk Services and Northeast Region Industries. He also serves on the Executive Committee of the Global Financial Services Industry Group. Previously, Mr. Walsh was Deputy Managing Partner of the Financial Services Industry Group, and Managing and Founding Partner for Deloitte’s Capital Markets Group. All groups achieved record results under his leadership.

Mr. Walsh received a Bachelor of Arts degree from Villanova University. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants, Securities Industry Association, International Swaps and Derivatives Association and International Association of Financial Engineers.

-more-

About Evercore Partners

Evercore Partners is a leading investment banking boutique and investment firm. Evercore’s Advisory business counsels its clients on mergers, acquisitions, divestitures, restructurings and other strategic transactions. Evercore’s Investment Management business manages private equity funds and provides traditional asset management services to sophisticated institutional investors. Evercore serves a diverse set of clients around the world from its offices in New York, Los Angeles, San Francisco, London, Mexico City and Monterrey, Mexico. More information about Evercore can be found on the Company’s Web site at www.evercore.com. EVR-N

Investor Contact:	Austin Beutner
President and Co-Chief Executive Officer, Evercore Partners
310-689-0800

Media Contact:	Kenny Juarez or Chuck Dohrenwend
The Abernathy MacGregor Group, for Evercore Partners
212-371-5999

#   #   #